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                                                                  EXHIBIT 19-(4)

                                PROMISSORY NOTE
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$15,000,000.00                  Houston, Texas                      May 12, 1995


          FOR VALUE RECEIVED and WITHOUT GRACE, on or before May 31, 1997, the undersigned ("Maker") promises to pay to the order of BANK ONE, TEXAS, NATIONAL
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ASSOCIATION ("Payee") the sum of FIFTEEN MILLION AND NO/100 DOLLARS
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($15,000,000.00), or so much thereof as may be advanced to or for the benefit of
Maker by Payee and remains unpaid, which amounts Maker is permitted to borrow, repay and reborrow pursuant to that certain Amended and Restated Credit
Agreement dated of even date herewith between Maker and Payee (as may be amended from time to time, the "Credit Agreement"), together with interest as set forth
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in the Credit Agreement; provided, however, that it is the intention of Maker and Payee to comply strictly with all applicable usury laws as in effect from time to time; and there is no intention to contract for, nor shall there ever be collected, charged or received on this Note, interest in excess of that which would accrue and be payable on the basis of the Highest Lawful Rate. For purposes of Article 5069-1.04, Vernon's Texas Civil Statutes, as amended, Maker
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agrees that the maximum rate to be charged shall be the "indicated rate ceiling"
as defined in said Article, provided that Payee may also rely on alternative maximum rates of interest under other applicable laws, if greater.

          All payments of principal and interest are payable in lawful money of the United States of America to Payee at its offices at 910 Travis, Houston, Harris County, Texas as set forth in the Credit Agreement.

          Each advance by Payee to Maker and each payment of principal hereunder by Maker shall be reflected by a notation made by Payee on its records or on a ledger appended to this Note and the aggregate unpaid amount of advances reflected by said notations shall be deemed rebuttably presumptive evidence of the principal amount owing under this Note.

          This Note is issued pursuant to the Credit Agreement, and reference is made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereon. Capitalized terms used but not defined herein shall have the same meanings as in the Credit Agreement.


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          If under any circumstances the aggregate amounts paid on this Note include amounts which by Law are deemed interest and which would exceed the maximum non-usurious amount of interest which could lawfully have been collected on this Note, Maker stipulates that such payment and collection will have been and will be deemed to have been the result of mathematical error on the part of both Maker and Payee or the holder of this Note, and the party receiving such excess payments shall promptly refund the amount of such excess (to the extent only of such interest payments above the maximum non-usurious amount which could lawfully have been collected and retained) upon discovery of such error by the party receiving such payment or notice thereof from the party making such payment.

          The principal indebtedness evidenced by this Note and all interest accrued thereon shall be payable pursuant to the terms of the Credit Agreement, which provides in part that all outstanding indebtedness evidenced by this Note on the Termination Date shall be paid on the Termination Date. If any installment provided for in the Credit Agreement, either of principal or interest, is not paid when due, then Payee or the owner or holder hereof may, at its option, without notice (including, without limitation, notice of intention to accelerate maturity and/or notice of acceleration of maturity) or demand, declare this Note at once matured, due and payable in full, and in such case the entire amount of unpaid principal hereunder and accrued interest thereon shall immediately become due and payable.

          If default is made in the payment of this Note and it is placed in the hands of an attorney for collection, or collected through probate or bankruptcy proceedings, or if suit is brought on the same, Maker agrees to pay reasonable attorneys' fees and other costs of collection.

          Maker and any and all endorsers, guarantors and sureties severally waive notice (including, without limitation, notice of intention to accelerate maturity and/or notice of acceleration of maturity), demand, presentment for payment, protest and the filing of suit hereon for the purpose of fixing liability and consent that the time of payment hereof may be extended and reextended from time to time without notice to them or any of them. Maker acknowledges and understands that under the Laws of the State of Texas, unless waived, Maker has the right to notice of Payee's intent to accelerate the indebtedness evidenced by this Note, the right to notice of the actual acceleration of the indebtedness evidenced by this Note, and the right to presentment of this Note by Payee's demand for payment. Maker acknowledges that it understands that it can waive these rights and by Maker's execution of this
Note it

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agrees to waive its right to notice of intent to accelerate, its right to notice of acceleration, and its right to presentment or other demand for payment.

          Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee.

          This Note is issued, in whole or in part, in renewal or extension, but not in novation or discharge, of that certain Promissory Note dated April 28, 1995 in the principal face amount of $1,000,000.00 executed by Maker to the order of Payee.

          THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, PROVIDED, HOWEVER, THAT THE PROVISIONS OF CHAPTER 15, TITLE 79 OF THE REVISED CIVIL STATUTES OF TEXAS (ARTICLE 5069-15.01, ET. SEQ., TEX. REV.
                                                            --  ---
CIV. STAT. ANN.) SHALL NOT APPLY TO ANY OF THE LOAN DOCUMENTS.

          Without being limited thereto or thereby, this Note is secured by the Security Documents more particularly described in the Credit Agreement.

                                        AMERAC ENERGY CORPORATION


                                        By: _______________________________
                                        Jeffrey B. Robinson
                                        President and
                                        Chief Executive Officer


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